                                                                    EXHIBIT 12.1

                       SEMICONDUCTOR COMPONENTS GROUP OF
                                 MOTOROLA, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNT IN MILLIONS OF DOLLARS)

                                                 YEAR ENDED     SIX MONTHS ENDED   SIX MONTHS ENDED
                                                DECEMBER 31,        JUNE 27,           JULY 3,
                                                   1998(A)          1998(A)              1999
                                                   -------          -------              ----
Revenues less direct and allocated expenses
  before taxes before adjustments for income
  or loss from equity investments.............          --                --            $  83.2
                                                                                        =======
Fixed charges:
  Interest expense and interest capitalized on
  all indebtedness............................          --                --                6.3
  Appropriate portion ( 1/3) of rentals.......          --                --                1.2
                                                                                        -------
Total fixed charges...........................          --                --            $   7.5
                                                                                        =======
Revenues less direct and allocated expenses
  before taxes before adjustments for income
  or loss from equity investments and fixed
  charges.....................................          --                --            $ (90.7)
                                                                                        =======
Ratio of earnings to fixed charges............          --                --               12.1
                                                                                        =======

------------------------

(A) Due to the registrant's loss for the year ended December 31, 1998, and the six months ended June 27, 1998, the ratio coverage was less than 1:1. As such, the ratio of earnings to fixed charges has not been calculated for the respective periods. The deficiency for fiscal year 1998 and the six months ended June 27, 1998 of $144.7 million and 154.0 million, respectively, is primarily due to the charge recorded in June 1998 to cover one-time costs of Motorola's portion of the registrant's recent cost restructuring.
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                   COMPUTATION OF PRO FORMA RATIO OF EARNINGS
           TO FIXED CHARGES AFTER ADJUSTMENT FOR THE RECAPITALIZATION
                          AND THE RELATED TRANSACTIONS
                        (AMOUNTS IN MILLIONS OF DOLLARS)

                                                               YEAR ENDED    SIX MONTHS ENDED
                                                              DECEMBER 31,       JULY 31,
                                                                1998(C)            1999
                                                                -------            ----
Pro forma revenues less direct and allocated expenses before taxes before adjustments for minority interests in
  consolidated subsidiaries or income or loss from equity
  investments and fixed charges (B).........................        --            $ 97.4
                                                                                  ======
Fixed charges, as above.....................................        --               7.5
Adjustments:
  Net increase in interest expense and interest capitalized
  on all indebtedness and the appropriate portion ( 1/3) of
  all rentals to reflect the consolidation of the joint
  ventures..................................................        --               2.1
  Estimated net increase in the interest expense from
  refinancing...............................................        --              56.4
                                                                                  ------
Total pro forma fixed charges...............................        --              66.0
                                                                                  ======
Pro forma ratio of earnings to fixed charges................        --               1.5
                                                                                  ======